Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)
Xeris Biopharma Holdings, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	2018 Stock Option and Incentive Plan Common Stock, $0.0001 par value per share	Other (2)	5,525,229 (5)	$3.17	$17,514,976.00	$0.00014760	$2,585.21
Equity	2018 Employee Stock Purchase Plan Common Stock, $0.0001 par value per share	Other (3)	386,000 (6)	$2.69	$1,040,077.00	$0.00014760	$153.52
Equity	Inducement Equity Plan Common Stock, $0.0001 par value per share	Other (4)	1,380,762	$3.17	$4,377,016	$0.00014760	$646.05
Total Offering Amounts					$22,932,068		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$3,385
(1)    In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration which results in an increase in the number of the outstanding shares of the registrant’s common stock, $0.0001 par value per share (“Common Stock”).
(2)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $3.17, the average of the high and low price of the registrant’s Common Stock as reported on the Nasdaq Global Market on March 1, 2024.
(3)    The price of $2.69 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the registrant as quoted on the Nasdaq Global Market on March x, 2024, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the 2018 Employee Stock Purchase Plan (the “2018 ESPP”), the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.
(4)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act. The price per share and aggregate offering price are calculated on the basis of $3.17, the average of the high and low price of the registrant’s Common Stock as reported on the Nasdaq Global Market on March1, 2024.
(5)    Consists of 5,525,229 additional shares issuable under the 2018 Stock Option and Incentive Plan (the “2018 Plan”), which represents the automatic annual increase to the number of shares available for issuance under the 2018 Plan, effective as of January 1, 2023. Shares available for issuance under the 2018 Plan were previously registered on registration statement on Form S-8 (File No. 333-260068) filed with the Securities and Exchange Commission (“SEC”) on October 5, 2021.
(6)    Consists of 386,000 additional shares issuable under the 2018 ESPP, which represents the automatic annual increase to the number of shares available for issuance under the 2018 ESPP effective as of January 1, 2023. Shares available for issuance under the 2018 ESPP were previously registered on registration statement on Form S-8 (File No. 333-260068) filed with the SEC on October 5, 2021.